Exhibit 10.17

Capitalworks Emerging Markets Acquisition Corp

c/o Ellenoff Grossman & Schole LLP

1145 Avenue of the Americas, 11th Floor

New York, NY 10105

April 19, 2023

Lexasure Financial Group Limited

B-08-05 Gateway Corp. Suites, Gateway Kiaramas

No. 1 Jalan Desa Kiara, Mont Kiara

50480 Kuala Lumpur, Malaysia

Attn: Ian Lim Teck Soon

Re: PCAOB Company Financials Extension

Dear Ian,

Reference is hereby made to that certain Business Combination Agreement, dated as of March 1, 2023 (as it may be amended, the “BCA”), by and among (i) Capitalworks Emerging Markets Acquisition Corp., a Cayman Islands exempted company limited by shares (together with its successors, “SPAC”), (ii) CEMAC Sponsor LP, a Cayman Islands exempted limited partnership (“Sponsor”), in the capacity as the SPAC Representative thereunder, (iii) Lexasure Financial Group Limited, a Cayman Islands exempted company limited by shares (the “Company”), (iv) Ian Lim Teck Soon, in the capacity as the Seller Representative thereunder, (v) Lexasure Financial Holdings Corp., a Cayman Islands exempted company limited by shares (“Pubco”), (vi) CEMAC Merger Sub Inc., a Cayman Islands exempted company limited by shares, and (vii) Lexasure Merger Sub Inc., a Cayman Islands exempted company limited by shares.  Any capitalized term that is used, but not defined, in this letter agreement (this “Letter”) will have the meaning ascribed to such term in the BCA.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the undersigned parties hereby agrees as follows:

1.

The Company acknowledges that it has indicated to SPAC and Pubco that it does not currently expect the Company to meet its deadline for the delivery of the PCAOB Audited Company Financials or the PCAOB Reviewed Quarterly Company Financials set forth in Sections 6.4(a) and 8.1(j) of the BCA.  Each of SPAC and Pubco hereby agrees that until June 1, 2023 with respect to the PCAOB Audited Company Financials (the “Audit Date”) or June 7, 2023 with respect to the PCAOB Reviewed Quarterly Company Financials (the “Reviewed Date”) it will forbear from enforcing its rights against the Company under the BCA for the Company’s failure to provide the respective PCAOB Company Financials prior to the Audit Date or the Reviewed Date, as the case may be, and SPAC hereby agrees that it will forbear from enforcing its rights to terminate the BCA pursuant to clauses (i) or (ii) of Section 8.1(j) of the BCA until after the Audit Date or Reviewed Date, in each case subject to the terms and conditions of this Letter.  Each of Company, SPAC and Pubco agrees that in the event the PCAOB Audited Company Financials are delivered on or before May 1, 2023 and the PCAOB Reviewed Quarterly Company Financials are delivered on or before May 7, 2023 no amounts shall be due under this Letter.  In the event the PCAOB Audited Company Financials are not delivered on or before May 1, 2023 and/or  the PCAOB Reviewed Quarterly Company Financials are not delivered on or before May 7, 2023, the Company shall loan to the SPAC (the “Loan”) the amount described in the next sentence on a nonrecourse, interest-free basis, and such Loan amount shall be funded in full to an agreed escrow account, established by SPAC’s counsel, upon agreement of the amount as provided below, such funds in said escrow to be released to SPAC at least one (1) Business Day prior to the date that

SPAC is required to make any Extension payments or other amounts due in connection with the expenses to be funded by such Loan.  This Loan will comprise of any reasonable amounts that the SPAC becomes obligated to pay to the Trust Account in connection with such Extension in order to entice Public Shareholders not to redeem their SPAC shares in the Extension Redemption and related expenses such as the filing of an additional 10-Q, up to a maximum of $600,000 (estimated to be the maximum that SPAC will need to pay its investors in cash and related expenses such as the filing of an additional 10-Q, in addition to the Sponsor share transfer that had previously been contemplated for an extension secured after filing of the Registration Statement), and the Company hereby agrees to pay such amounts in the event that it fails to deliver the PCAOB Audited Company Financials prior to May 1, 2023 and/or  the PCAOB Reviewed Quarterly Company Financials are not delivered on or before May 7, 2023.  SPAC and Company shall agree on the amounts to be offered in the extension redemption prior to SPAC committing to such payments, and Company agrees that its consent will not be unreasonably withheld, delayed or conditioned.  SPAC currently expects that such payment will need to be agreed with the SPAC investors in May 2023 and paid out over a period of not less than three (3) months starting June 3, 2023.  In connection with the Loan, at the Closing (or in the event that the BCA is terminated in accordance with its terms and SPAC consummates another transaction constituting a Business Combination, upon the consummation of such Business Combination (an “Alternative Closing”) the Sponsor shall transfer a number of SPAC Class B Ordinary Shares to the Company or its designee equal to (x) the amount of the Loan that is used by SPAC and not returned to the Company at or prior to the Closing or Alternative Closing (less any amounts applied pursuant to paragraph 2 below), divided by (y) $10.00 per share.  The Company shall not be obligated to pay any amounts for subsequent extension beyond the amounts contemplated by this Letter.  SPAC will repay the Loan amount directly to the Company at the Closing, and in the event of the termination of the BCA for any reason, the Loan shall be cancelled and no amounts shall be owed by SPAC (subject to paragraph 2 below).

2.	Any amounts advanced by the Company pursuant to this Letter shall reduce the amounts payable by the Company pursuant to Section 8.4 of the BCA.
3.

This Letter (including the BCA to the extent incorporated herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof.

4.

This Agreement shall be construed, interpreted and enforced in a manner consistent with the provisions of the BCA. The provisions set forth in Sections 10.2 through 10.12 and 10.14 through 10.16 of the BCA, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Letter as if all references to the “Agreement” in such sections were instead references to this Letter, and the references therein to the “Parties” were instead to the parties to this Letter.

{remainder of page intentionally left blank; signature page follows}

Please indicate your agreement to the foregoing by signing in the space provided below.

r
Capitalworks Emerging Markets Acquisition Corp

	By:	/s/ Roberta Brzezinski
	Name:	Roberta Brzezinski
	Title:	Chief Executive Officer

Accepted and agreed, effective as of the date first written above:

Lexasure Financial Group Limited

By:	/s/ Ian Lim Teck Soon
Name: Ian Lim Teck Soon
Title: Chief Executive Officer

{Signature Page to Letter Agreement re PCAOB Company Financials Extension}